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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
EndX Group Limited

We consent to the incorporation by reference in the prospectus constituting a part of the Registration Statement on Amendment Number 1 to Form S-3 (File No. 333-127977) filed September 30, 2005, of Mikohn Gaming Corporation of our report dated September 28, 2005, with respect to the consolidated balance sheet of EndX Group Limited as of September 30, 2004, and the related consolidated profit and loss account, consolidated cash flow statement, and reconciliation of movements in shareholders' funds for the ten month and two day period ended September 30,2004 which are included in the current report of Mikohn Gaming Corporation on Form 8-K dated September 28,2005.

/s/ KPMG LLP
KPMG LLP

Manchester, England
September 28, 2005